Exhibit 99.1

STONE ENERGY CORPORATION

Announces Second Quarter 2012 Results

LAFAYETTE, LA. August 1, 2012

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the second quarter of 2012 and provided updated guidance. Some of the highlights include:

•

Produced 40.5 MBoe (243 MMcfe) per day during the second quarter of 2012, which represents a 4% increase when compared to the second quarter of 2011. The volumes were impacted by shut-ins due to Tropical Storm Debby and greater than expected third party pipeline downtime and maintenance. Preliminary production for July averaged approximately 42,500 Boe (255 MMcfe) per day.

•	Drilled the successful deep gas La Cantera #2 delineation well, extending the known limits of the reservoir.

•	Acquired the remaining 25% interest in the deep water Pompano field from Anadarko and began well-work projects during the quarter.

•	Submitted the high bid on 26 offshore blocks totaling $35.8 million at the June BOEM lease sale.

•	Spudded the Parmer deep water appraisal well in the second quarter, which is expected to reach total depth in the third quarter.

•	Drilled 11 wells and completed 19 wells in the condensate rich Mary and Heather fields in the Marcellus shale during the first half of 2012.

Chairman, President and Chief Executive Officer David Welch stated, “We continue to move forward on several fronts. In deep gas, we followed up the initial discovery well on the La Cantera prospect with a successful second well, which should begin producing in the fourth quarter of 2012. In deep water, we acquired the remaining 25% of the Pompano field, executed our first successful well-work operation in the Pompano field adding over 1,500 barrels of oil per day and spudded the Parmer appraisal well. Also, production from our liquids rich Mary and Heather fields in the Marcellus shale has increased with an additional 11 wells being drilled and 19 wells completed during the first half of the year. Finally, the conventional shelf continues to provide significant cash flows to help fund these operations.”

Financial Results

For the second quarter of 2012, Stone reported net income of $30.5 million, or $0.62 per share, on oil and gas revenue of $220.2 million, compared to net income of $57.2 million, or $1.17 per share, on oil and gas revenue of $233.5 million in the second quarter of 2011. Discretionary cash flow totaled $147.1 million during the second quarter of 2012, as compared to $173.1 million during the second quarter of 2011. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the second quarter of 2012 averaged 40.5 thousand barrels of oil equivalent (MBoe) per day (243 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 41.0 MBoe (246 MMcfe) per day in the first quarter of 2012, and net daily production of 39.0 MBoe (234 MMcfe) per day in the second quarter of 2011. The production mix for the second quarter of 2012 was 46% oil, 7% natural gas liquids (NGL) and 47% natural gas.

Prices realized during the second quarter of 2012 averaged $107.74 per barrel of oil, $39.00 per barrel of NGLs and $2.70 per Mcf of natural gas. Average realized prices for the second quarter of 2011 were $105.19 per barrel of oil, $67.31 per barrel of NGLs and $4.61 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.63 per Mcf and increased the average realized price of oil by $1.69 per barrel in the second quarter of 2012.

Lease operating expenses during the second quarter of 2012 totaled $51.6 million ($14.01 per Boe or $2.33 per Mcfe), compared to $45.6 million ($12.84 per Boe or $2.14 per Mcfe), in the second quarter of 2011.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2012 totaled $86.4 million ($23.46 per Boe or $3.91 per Mcfe), compared to $71.8 million ($20.21 per Boe or $3.37 per Mcfe), in the second quarter of 2011.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) for the second quarter of 2012 were $13.1 million ($3.57 per Boe or $0.60 per Mcfe), compared to $10.6 million ($2.99 per Boe or $0.50 per Mcfe), in the second quarter of 2011.

Capital expenditures before capitalized SG&A and interest during the second quarter of 2012 were approximately $208.9 million, which includes $17.9 million of plugging and abandonment expenditures. Additionally, $6.7 million of SG&A expenses and $9.4 million of interest were capitalized during the quarter.

As of June 30, 2012 and July 31, 2012, we had no outstanding borrowings under our bank credit facility and letters of credit totaling $27.1 million had been issued pursuant to the facility, leaving $372.9 million of availability under the facility.

Operational Update

La Cantera (Deep Gas). The second well (Broussard Estates #2) at the La Cantera deep gas field located in Vermilion Parish, Louisiana encountered over 250 feet of productive sand within the Cris R Massive objective, with additional shows above and below this zone. The second well targeted the same prolific pay sands encountered in the 2011 discovery well and was 200 feet high on structure, extending the known limits of the reservoir. Production casing has been set and completion operations will be initiated in the third quarter, with production expected in the fourth quarter utilizing the existing La Cantera processing facilities. Gross production from the first well is approximately 27 MMcf per day and 1,500 Bbl per day of liquids after four months of production. Stone holds an approximate 34.5% working interest in this project.

Pompano field (Deep Water). On June 18, 2012, the remaining 25% interest in the field was acquired from Anadarko for $26.4 million, which included customary closing adjustments to the earlier effective date and the exercise of a preferential right on a portion of Mississippi Canyon 29 by an existing partner. This acquisition added estimated proved reserves in excess of 5.5 million barrels of oil equivalents at June 30, 2012. In addition, successful well work operations on the subsea TB-3 well restored the well to production at 1,700 gross Boe per day. Total production from the Pompano complex is currently 5,700 Boe per day net to Stone.

Lease Sale Results. Stone submitted the apparent high bid (“AHB”) on 26 offshore blocks at the Outer Continental Shelf Sale 216/222 held on Wednesday, June 20, 2012 by the Bureau of Ocean Energy Management (“BOEM”) in New Orleans. Stone’s share of the lease bonuses for the 26 AHBs totaled approximately $35.8 million. The lease acquisitions are expected to add approximately 148,240 gross acres and 81,519 net acres to Stone’s leasehold inventory. The AHBs are subject to a review process by the BOEM before they can be awarded.

Green Canyon 823 – Parmer (Deep Water). The Parmer appraisal well was spud during the second quarter of 2012 and is expected to reach total depth in the third quarter of 2012. After selling down a promoted 15% interest, Stone holds a 35% working interest in the prospect which is operated by Apache.

Walker Ridge 719 – Phinisi (Deep Water). The deep water Phinisi well is currently scheduled in the first quarter of 2013 utilizing the Deepwater Pathfinder Drillship. Stone holds a 20% working interest in the prospect which is operated by ENI.

Lighthouse Bayou Deep Prospect (Ultra Deep Gas). Upon final review, Stone has elected not to participate in the potential deepening of the Lighthouse Bayou prospect below 25,500 feet as the ultra-deep nature of the remaining prospect potential does not fit into the corporate deep gas strategy.

Appalachian Basin (Marcellus Shale). Current net production from the Mary, Heather, Buddy and Katie fields in the Marcellus shale is approximately 45 MMcfe per day. Production increased with the initiation of production from the 6-well Wilson pad at our Mary field in June 2012. Drilling continues in the condensate and NGL rich Mary and Heather fields in West Virginia with a total of 11 horizontal wells drilled year to date. Additionally, Stone has fracture-stimulated 19 wells in its Mary field this year. Stone has drilled a total of 53 horizontal wells in the Marcellus Shale and is currently producing from 28 wells. Production from the 7-well Potts pad is expected to begin during the third quarter of 2012 and from the 6-well Weekly pad and 3-well Maury pad during the fourth quarter of 2012 (all located in the Mary field). Stone expects to drill between 22 and 27 horizontal wells and complete 20 to 26 wells in the Mary and Heather fields during 2012.

Conventional Shelf. The Pounder well was successfully drilled in the Ship Shoal 113 field with production from the well expected to commence during the third quarter.

2012 Guidance

Guidance for the third quarter and full year 2012 has been updated (updated production numbers are italicized) and is shown in the table below. The guidance is subject to all the cautionary statements and limitations described below under the caption “Forward Looking Statements.”

	Third Quarter	Full Year
Production - MBoe per day (MMcfe per day)	41 - 43 (245 - 260)	41 - 43 (245 - 260)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$195 - $210

Transportation, processing and gathering (in millions)	—	$22 - $28

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$48 - $52

Depreciation, Depletion & Amortization (per Boe) (per Mcfe)	—	$22.20 - $23.70 $3.70 - $3.95

Corporate Tax Rate (%)	—	35% - 37%

Capital Expenditure Budget (in millions) (excluding material acquisitions)	—	$625

Hedge Position

The following table illustrates our derivative positions for 2012, 2013, 2014 and 2015 as of August 1, 2012:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)		Swap Price
2012	10,000	$5.035	1,000		$90.30
2012	10,000	5.040	1,000		90.41
2012	10,000	5.050	1,000		90.45
2012			1,000		95.50
2012			2,000		97.60
2012			1,000		98.15
2012			1,000		100.00
2012			1,000		101.55
2012			1,000		104.25
2012			1,000	*	111.02

2013	10,000	5.270	1,000		92.80
2013	10,000	5.320	1,000		94.45
2013			1,000		94.60
2013			1,000		97.15
2013			1,000		101.53
2013			1,000		103.00
2013			1,000		103.15
2013			1,000		104.25
2013			1,000		104.47
2013			1,000		104.50
2013			1,000	*	107.30

2014	10,000	4.000	1,000		90.06
2014			1,000		98.00
2014			1,000		98.30
2014			1,000		99.65
2014			1,000	*	103.30

2015	10,000	4.005

*	Brent oil contract

Other Information

Stone Energy has planned a conference call for 10:00 a.m. Central Time on Thursday, August 2, 2012 to discuss the operational and financial results for the second quarter of 2012. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
FINANCIAL RESULTS
Net income	$30,547	$57,196	$81,521	$96,988
Net income per share	$0.62	$1.17	$1.65	$1.98

PRODUCTION QUANTITIES
Oil (MBbls)	1,691	1,667	3,553	3,283
Gas (MMcf)	10,422	10,398	20,416	19,481
Natural gas liquids (MBbls)	253	152	453	280
Oil, gas and NGLs (MBoe)	3,681	3,552	7,409	6,810
Oil, gas and NGLs (MMcfe)	22,086	21,312	44,452	40,859

AVERAGE DAILY PRODUCTION
Oil (MBbls)	18.6	18.3	19.5	18.1
Gas (MMcf)	114.5	114.3	112.2	107.6
Natural gas liquids (MBbls)	2.8	1.7	2.5	1.5
Oil, gas and NGLs (MBoe)	40.5	39.0	40.7	37.6
Oil, gas and NGLs (MMcfe)	242.7	234.2	244.2	225.7

REVENUE DATA
Oil revenue	$182,181	$175,357	$383,939	$327,352
Gas revenue	28,146	47,884	57,003	89,044
Natural gas liquids revenue	9,866	10,231	23,318	16,230

Total oil, gas and NGL revenue	$220,193	$233,472	$464,260	$432,626

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$106.05	$113.79	$108.90	$106.65
Gas (per Mcf)	2.07	4.24	2.24	4.14
Natural gas liquids (per Bbl)	39.00	67.31	51.47	57.96
Oil, gas and NGLs (per Boe)	57.27	68.68	61.53	65.64
Oil, gas and NGLs (per Mcfe)	9.54	11.45	10.26	10.94
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$107.74	$105.19	$108.06	$99.71
Gas (per Mcf)	2.70	4.61	2.79	4.57
Natural gas liquids (per Bbl)	39.00	67.31	51.47	57.96
Oil, gas and NGLs (per Boe)	59.82	65.73	62.66	63.53
Oil, gas and NGLs (per Mcfe)	9.97	10.95	10.44	10.59

COST DATA
Lease operating expenses	$51,555	$45,608	$96,035	$83,895
Salaries, general and administrative expenses	13,143	10,610	26,848	22,343
DD&A expense on oil and gas properties	86,357	71,792	170,181	138,177

AVERAGE COSTS (per Mcfe)
Lease operating expenses (per Boe)	$14.01	$12.84	$12.96	$12.32
Lease operating expenses (per Mcfe)	2.33	2.14	2.16	2.05
Salaries, general and administrative expenses (per Boe)	3.57	2.99	3.62	3.28
Salaries, general and administrative expenses (per Mcfe)	0.60	0.50	0.60	0.55
DD&A expense on oil and gas properties (per Boe)	23.46	20.21	22.97	20.29
DD&A expense on oil and gas properties (per Mcfe)	3.91	3.37	3.83	3.38

AVERAGE SHARES OUTSTANDING – Diluted	48,344	48,006	48,322	47,973

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenue:
Oil production	$182,181	$175,357	$383,939	$327,352
Gas production	28,146	47,884	57,003	89,044
Natural gas liquids production	9,866	10,231	23,318	16,230
Other operational income	952	864	1,842	1,749
Derivative income, net	5,416	1,398	4,931	—

Total operating revenue	226,561	235,734	471,033	434,375

Operating expenses:
Lease operating expenses	51,555	45,608	96,035	83,895
Transportation, processing and gathering	5,492	2,728	9,149	4,548
Other operational expense	71	136	113	798
Production taxes	2,358	1,801	5,736	4,336
Depreciation, depletion and amortization	87,133	72,646	171,708	140,315
Accretion expense	8,255	7,717	16,521	15,434
Salaries, general and administrative expenses	13,143	10,610	26,848	22,343
Incentive compensation expense	2,398	2,333	3,840	5,017
Derivative expenses, net	—	—	—	782

Total operating expenses	170,405	143,579	329,950	277,468

Income from operations	56,156	92,155	141,083	156,907

Other (income) expenses:
Interest expense	7,684	1,980	13,415	5,091
Interest income	(79)	(53)	(110)	(147)
Other income, net	(366)	(563)	(786)	(1,127)
Early debt retirement expense	—	607	—	607
Other expense, net	—	69	—	193

Total other expenses	7,239	2,040	12,519	4,617

Income before taxes	48,917	90,115	128,564	152,290

Provision (benefit) for income taxes:
Current	(665)	(2,362)	569	(2,362)
Deferred	19,035	35,281	46,474	57,664

Total income taxes	18,370	32,919	47,043	55,302

Net income	$30,547	$57,196	$81,521	$96,988

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income as reported	$30,547	$57,196	$81,521	$96,988

Reconciling items:
Depreciation, depletion and amortization	87,133	72,646	171,708	140,315
Deferred income tax provision	19,035	35,281	46,474	57,664
Accretion expense	8,255	7,717	16,521	15,434
Stock compensation expense	2,521	1,458	4,271	3,138
Early extinguishment of debt	—	607	—	607
Non-cash interest expense	3,705	497	5,278	959
Other	(4,048)	(2,333)	(3,553)	(1,178)

Discretionary cash flow	147,148	173,069	322,220	313,927

Changes in income taxes payable	(1,274)	(2,564)	(3,921)	(6,245)
Settlement of asset retirement obligations	(18,938)	(14,534)	(21,918)	(33,568)
Other working capital changes	3,552	680	(46,961)	(27,582)

Net cash provided by operating activities	$130,488	$156,651	$249,420	$246,532

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$223,849	$38,451
Accounts receivable	148,934	118,139
Fair value of hedging contracts	61,203	25,177
Current income tax receivable	24,353	19,946
Deferred taxes	7,474	26,072
Inventory	4,607	4,643
Other current assets	914	791

Total current assets	471,334	233,219

Oil and gas properties, full cost method of accounting:
Proved	6,927,917	6,648,168
Less: accumulated depreciation, depletion and amortization	(5,339,251)	(5,174,729)

Net proved oil and gas properties	1,588,666	1,473,439
Unevaluated	435,384	401,609
Other property and equipment, net	11,910	11,172
Fair value of hedging contracts	41,981	22,543
Other assets, net	33,955	23,769

Total assets	$2,583,230	$2,165,751

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$143,389	$102,946
Undistributed oil and gas proceeds	27,248	27,328
Accrued interest	15,735	14,059
Fair value of hedging contracts	—	11,122
Asset retirement obligations	75,493	62,676
Other current liabilities	9,470	28,370

Total current liabilities	271,335	246,501

Bank debt	—	45,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	375,000	375,000
1 3/4% Senior Convertible Notes due 2017*	233,050	—
Deferred taxes	298,551	247,835
Asset retirement obligations	351,785	363,103
Fair value of hedging contracts	366	815
Other long-term liabilities	20,651	19,668

Total liabilities	1,750,738	1,497,922

Common stock	483	481
Treasury stock	(860)	(860)
Additional paid-in capital	1,380,568	1,338,565
Accumulated deficit	(610,704)	(692,225)
Accumulated other comprehensive income	63,005	21,868

Total stockholders’ equity	832,492	667,829

Total liabilities and stockholders’ equity	$2,583,230	$2,165,751

*	Face value of $300 million